Exhibit 99.1

FOR RELEASE AT 8:00 A.M.	For further information
TUESDAY, JANUARY 25, 2005	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Fourth Quarter and Full Year 2004 Results

JACKSONVILLE, Fla., January 25, 2005 – Rayonier (NYSE:RYN) today reported fourth quarter net income of $13.5 million, or 26 cents per share. This compared to $24.2 million, or 47 cents per share, in third quarter 2004 and $2.0 million, or 4 cents per share, in fourth quarter 2003. Full-year 2004 net income of $156.9 million, or $3.08 per share, compared to $50 million, or $1.16 per share, in 2003. Results for 2004 included a first quarter net tax benefit of $49.7 million, or 98 cents per share, related to the company’s conversion to a REIT.

Lee Nutter, Chairman, President and CEO said: “We had a very strong first year as a REIT and are enthusiastic about the opportunities it provides to grow the company, capitalize on tax-efficient transactions and further increase shareholder value. In 2004, prices improved in all of our businesses and demand was strong, especially for Northwest timber, higher-and-better use (HBU) properties and our premium cellulose specialties. Our strong cash flow enabled us to pay dividends of $111 million, make an $89 million timberland acquisition, invest $89 million in our businesses and end the year with cash and cash equivalents of $84 million.”

Fourth quarter and third quarter 2004 results included tax benefits from like-kind exchange (LKE) transactions of 2 cents and 20 cents per share, respectively, while last year’s fourth quarter included a tax benefit of 9 cents per share associated with the settlement of a foreign currency denominated inter-company loan. Also, fourth quarter 2003 was adversely affected by 3 cents per share for costs associated with the company’s conversion to a REIT and 6 cents per share due to a delay of some Northwest timber sales until 2004 to take advantage of the company’s conversion to a REIT.

Fourth quarter earnings were below third quarter primarily due to the lower LKE benefits. Operating results were also lower due to higher performance fibers and lumber manufacturing costs and weaker lumber prices, partially offset by increased sales of HBU properties and higher timber margins. Compared to fourth quarter 2003, earnings were up significantly, primarily due to improved pricing for performance fibers, Northwest U.S. timber and wood products and increased sales of HBU properties.

Cash provided by operating activities for the year of $295 million was $87 million above 2003. Cash Available for Distribution (CAD) for the year was $168 million, $55 million above 2003. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.) Year-end cash and cash equivalents increased $63 million to $84 million compared with 2003. Cash flow improved significantly due to stronger operating earnings, a more efficient tax structure and lower working capital requirements, partly offset by $20 million in discretionary pension fund contributions.

Sales of $298 million were $19 million above third quarter and $26 million above fourth quarter 2003. Sales for the year of $1.2 billion compared to sales of $1.1 billion in 2003.

Debt at year-end of $659 million was $40 million above year-end 2003. The increase in debt is primarily due to a higher level of borrowing at the taxable REIT subsidiary level to fund purchases of HBU properties from Rayonier Forest Resources, the company’s REIT qualifying subsidiary, which contributed to the higher cash balance at the parent company. The debt-to-capital ratio declined to 45.3 percent from 46.5 percent at year-end 2003, primarily due to the positive impact on shareholders’ equity from the aforementioned first quarter 2004 net tax benefit.

Timber and Land

Sales of $59 million were $12 million above both the third quarter and fourth quarter 2003. Operating income of $28 million was $11 million and $7 million above third quarter and fourth quarter 2003, respectively. Performance improved compared to both prior periods primarily due to increased HBU property sales, timber volume and Northwest U.S. timber prices. Fourth quarter 2004 results included an adverse impact of approximately $3 million due to hurricane-related market conditions.

Performance Fibers

Sales of $154 million were $12 million above third quarter primarily due to increased cellulose specialties volume. However, operating income of $5 million declined $11 million from third quarter primarily due to increased wood, chemicals, energy and maintenance costs. Compared to fourth quarter 2003, sales and operating income increased by $13 million and $11 million, respectively, primarily due to higher cellulose specialties and absorbent materials prices.

Wood Products

Sales of $44 million were essentially unchanged from third quarter as increased MDF volume was offset by lower lumber prices. Operating income of $1 million was $3 million below third quarter primarily due to lower prices and higher manufacturing costs in the lumber operations. Compared to fourth quarter 2003, sales improved $3 million while operating income declined $2 million as higher selling prices were more than offset by increased manufacturing costs.

Other Operations

Sales of $41 million were $5 million and $1 million below third quarter and fourth quarter 2003, respectively. Operating income of $1 million was essentially flat compared to third quarter and fourth quarter 2003.

Other Items

Corporate expenses of $9.4 million were $1.4 million above third quarter primarily due to higher stock price-based incentive compensation expenses. Compared to fourth quarter 2003, corporate expenses decreased $1.5 million primarily due to lower stock price-based incentive compensation expenses and the absence of REIT conversion costs.

Fourth quarter 2004 had a net tax benefit of $1.2 million, primarily due to benefits from a 9 percent appreciation in the New Zealand dollar and a favorable change in the mix of income between non-taxable and taxable REIT subsidiary activities. Fourth quarter 2003 had a net tax benefit of $6.5 million also primarily due to benefits related to the appreciation in the New Zealand dollar. The annual effective tax rate, before the first quarter discrete items, was 11.8 percent compared to 14.1 percent for 2003 (see Schedule I).

The low rate for 2004 was due to the tax benefits associated with the company’s REIT structure and the recognition of LKE benefits. The 2003 level was also well below the statutory rate primarily due to foreign and other tax credits.

Outlook

Nutter said: “Entering 2005, we are experiencing strong demand for all our products. We will continue to capitalize on our tax-efficient REIT structure by optimizing the use of the company’s consistently strong cash flow to pursue growth opportunities and meet investor objectives.”

The company said first quarter 2005 earnings are expected to be above fourth quarter 2004 primarily due to seasonally stronger Northwest timber volume and improved performance fibers and lumber results. However, earnings are expected to be somewhat below first quarter 2004 primarily due to lower sales of HBU properties.

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the 2004 Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to subsequent event adjustments. Comments about anticipated demand, pricing, volumes, earnings, land sales and timberland acquisitions are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for or supply of cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; changes in law or policy that might limit or restrict the development of real estate, particularly in the southeastern U.S.; the ability of the Company to identify and complete timberland acquisitions; the Company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Tuesday, January 25 at 4:15 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

DECEMBER 31, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Profitability
Sales	$297.5	$278.9	$271.5	$1,207.0	$1,100.9
Operating income	$25.8	$31.2	$7.7	$169.8	$102.6
Net income	$13.5	$24.2	$2.0	$156.9	$50.0
Net income per diluted common share	$0.26	$0.47	$0.04	$3.08	$1.16
Pro forma net income per diluted common share (a) (b)	$0.26	$0.47	$0.04	$2.10	$1.02
Operating income as a percent of sales	8.7%	11.2%	2.8%	14.1%	9.3%
ROE (annualized) (a) (c)	7.4%	12.8%	1.6%	14.2%	7.0%

	Year Ended December 31,
	2004	2003
Capital Resources and Liquidity
Cash provided by operating activities	$295.4	$208.2
Cash used for investing activities	$(180.8)	$(90.6)
Cash used for financing activities	$(52.0)	$(115.3)
Cash Available for Distribution (CAD) (d) (f)	$167.9	$113.2
Adjusted EBITDA (e) (f)	$335.1	$268.3
Issuance (repayment) of debt, net	$41.5	$(33.5)
Debt	$658.9	$618.5
Debt / capital	45.3%	46.5%

(a)	Full year 2004 excludes first quarter reversal of deferred taxes not required after REIT conversion of $77.9 million, or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million, or ($0.55) per share, for a net effect of $49.7 million, or $0.98 per share. See reconciliation on Schedule G.
(b)	2003 per share data has been restated for the December 19, 2003 15.1% special stock dividend.
(c)	Major land sales and REIT conversion costs are not annualized.
(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less both custodial and discretionary capital spending, less the tax benefit on the exercise of stock options and the change in committed cash. Cash Available for Distribution is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule G.
(e)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule H.
(f)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources.

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RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

DECEMBER 31, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Sales	$297.5	$278.9	$271.5	$1,207.0	$1,100.9

Costs and expenses
Cost of sales	261.6	236.5	249.2	984.5	950.6
Selling and general expenses	14.8	13.0	16.9	60.6	56.0
Other operating income, net	(4.7)	(1.8)	(2.3)	(7.9)	(8.3)

Operating income	25.8	31.2	7.7	169.8	102.6

Interest expense	(12.2)	(11.5)	(11.8)	(46.9)	(48.7)
Interest and miscellaneous income (expense), net	(1.3)	0.7	(0.4)	0.5	1.9

Income before taxes	12.3	20.4	(4.5)	123.4	55.8
Income tax benefit (expense) (a)	1.2	3.8	6.5	33.5	(5.8)

Net income (a)	$13.5	$24.2	$2.0	$156.9	$50.0

Net income per Common Share
Basic EPS	$0.27	$0.48	$0.05	$3.16	$1.18

Diluted EPS	$0.26	$0.47	$0.04	$3.08	$1.16

Pro forma net income per Common Share (b)(c)
Adjusted basic EPS	$0.27	$0.48	$0.04	$2.15	$1.03

Adjusted diluted EPS	$0.26	$0.47	$0.04	$2.10	$1.02

Weighted average Common Shares used for determining
Basic EPS	49,901,206	49,720,050	43,424,436	49,630,576	42,262,835

Diluted EPS	51,289,861	51,123,431	44,556,647	51,022,175	43,093,092

(a)	Full year 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.
(b)	Full year 2004 excludes reversal of deferred taxes not required after REIT conversion of $1.58 per basic share and $1.53 per diluted share and additional taxes for repatriation of foreign earnings of ($0.57) per basic share and ($0.55) per diluted share, for a net of $1.01 per basic share and $0.98 per diluted share. See reconciliation on Schedule G.
(c)	2003 per share data has been restated for the December 19, 2003 15.1% special dividend .

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

DECEMBER 31, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Sales
Timber and Land
Timber	$44.2	$39.2	$38.6	$185.8	$153.2
Land	14.6	7.3	8.6	95.6	106.1

Total Timber and Land	58.8	46.5	47.2	281.4	259.3

Performance Fibers
Cellulose specialties	115.2	103.3	104.7	418.8	377.8
Absorbent materials	39.1	39.4	37.1	163.5	156.5

Total Performance Fibers	154.3	142.7	141.8	582.3	534.3

Wood Products
Lumber	30.9	33.2	30.2	126.2	97.0
MDF	13.0	11.0	11.1	44.2	41.3

Total Wood Products	43.9	44.2	41.3	170.4	138.3

Other Operations	40.9	45.8	42.2	173.9	171.5
Intersegment eliminations	(0.4)	(0.3)	(1.0)	(1.0)	(2.5)

Total sales	$297.5	$278.9	$271.5	$1,207.0	$1,100.9

Operating income (loss)
Timber and Land
Timber	$16.4	$12.6	$14.5	$71.9	$51.3
Land	11.7	4.9	7.0	75.3	87.3

Total Timber and Land	28.1	17.5	21.5	147.2	138.6
Performance Fibers	5.4	16.7	(5.7)	46.6	(2.6)
Wood Products
Lumber	1.4	5.2	3.3	14.4	(0.2)
MDF	(0.9)	(1.3)	(0.7)	(4.1)	(2.3)

Total Wood Products	0.5	3.9	2.6	10.3	(2.5)

Other Operations	1.2	0.8	0.8	6.2	(0.3)
Corporate	(9.4)	(8.0)	(10.9)	(40.3)	(34.8)
Intersegment eliminations and other (Including Corporate FX)	—	0.3	(0.6)	(0.2)	4.2

Total operating income	$25.8	$31.2	$7.7	$169.8	$102.6

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

DECEMBER 31, 2004 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
Assets
Current assets	$300.7	$244.6
Timber, timberlands and logging roads, net of depletion and amortization	1,053.5	994.8
Property, plant and equipment	1,447.4	1,414.5
Less - accumulated depreciation	984.1	912.3

	463.3	502.2

Other assets	116.4	98.4

	$1,933.9	$1,840.0

Liabilities and Shareholders’ Equity
Current liabilities	$197.5	$147.3
Deferred income taxes	50.7	121.8
Long-term debt	655.3	614.9
Non-current reserves for dispositions and discontinued operations	133.9	141.5
Other non-current liabilities	100.1	103.4
Shareholders’ equity	796.4	711.1

	$1,933.9	$1,840.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2004	December 31, 2003
Cash provided by operating activities:
Net Income	$156.9	$50.0
Depreciation, depletion, amortization and non-cash cost basis of land sold	164.8	163.8
Other non-cash items included in income	(51.8)*	2.1
Changes in working capital and other assets and liabilities	25.5	(7.7)

	295.4	208.2

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(89.3)	(85.2)
Purchase of assets previously leased	—	(5.4)
Increase in restricted cash	(2.2)	—
Purchase of Alabama timberlands	(89.3)	—

	(180.8)	(90.6)

Cash used for financing activities:
Issuance (repayment) of debt, net	41.5	(33.5)
Dividends paid	(111.2)	(105.5)
Issuance of common shares	17.7	23.7

	(52.0)	(115.3)

Effect of exchange rate changes on cash	0.1	0.2

Cash and cash equivalents:
Increase in cash and cash equivalents	62.7	2.5
Balance, beginning of year	21.4	18.9

Balance, end of year	$84.1	$21.4

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

DECEMBER 31, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Geographical Data (Non-U.S.)
Sales
New Zealand	$26.3	$23.3	$22.6	$93.7	$86.1
Other	3.8	7.1	2.6	26.3	11.8

Total	$30.1	$30.4	$25.2	$120.0	$97.9

Operating income (loss)
New Zealand	$1.0	$2.0	$(0.3)	$2.2	$3.5
Other	1.8	(1.0)	0.8	(0.2)	(0.7)

Total	$2.8	$1.0	$0.5	$2.0	$2.8

Timber
Sales
Northwest U.S.	$17.8	$17.0	$14.3	$81.0	$58.5
Southeast U.S.	17.8	14.9	18.7	76.8	74.7
New Zealand	8.6	7.3	5.6	28.0	20.0

Total	$44.2	$39.2	$38.6	$185.8	$153.2

Operating income
Northwest U.S.	$8.1	$8.0	$4.9	$41.9	$26.4
Southeast U.S.	6.6	2.7	7.6	23.8	19.7
New Zealand	1.7	1.9	2.0	6.2	5.2

Total	$16.4	$12.6	$14.5	$71.9	$51.3

Adjusted EBITDA by Segment
Timber and Land	$44.6	$30.1	$35.8	$218.2	$210.0
Performance Fibers	23.6	37.2	14.3	124.4	76.1
Wood Products	5.2	8.3	6.5	26.8	11.0
Other Operations	1.4	1.2	1.1	7.3	0.5
Corporate and other	(11.2)	(7.3)	(11.6)	(41.6)	(29.3)

Total	$63.6	$69.5	$46.1	$335.1	$268.3

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RAYONIER

SELECTED OPERATING INFORMATION

DECEMBER 31, 2004 (unaudited)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004		December 31, 2003
Timber and Land
Sales volume - Timber
Northwest U.S., in millions of board feet	55	61	47	285		225
Southeast U.S., in thousands of short green tons	1,060	842	1,036	4,291		4,524
New Zealand, in thousands of metric tons	209	173	186	646		632

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	14	8	24	43		48
New Zealand, in thousands of metric tons	4	7	41	11		126
Acres sold	5,891	2,134	2,727	30,419	*	40,595

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	125	112	121	453		435
Absorbent materials, in thousands of metric tons	62	61	64	266		273
Production as a percent of capacity	96.1%	98.4%	89.0%	98.7%		96.6%

Wood Products
Lumber sales volume, in millions of board feet	86	87	88	347		310
Medium-density fiberboard sales volume, in thousands of cubic meters	46	41	46	166		177

*	Excludes 5,487 acres associated with a Northeast Florida sale ($26 million) of timber lease rights.

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2004 (unaudited)

(millions of dollars, except per share information)

	Year Ended
	December 31, 2004	December 31, 2003
Cash Available for Distribution (CAD)
Cash provided by operating activities	$295.4	$208.2
Capital spending (a)	(89.3)	(85.2)
Purchase of assets previously leased	—	(5.4)
Like-kind exchange tax benefits on third party land sales (b)	(11.3)	—
Like-kind exchange tax benefits on intercompany land sales (b)	(19.0)	—
Change in committed cash	(3.5)	0.4
Tax benefit on exercise of stock options	(4.4)	(4.8)

Cash Available for Distribution (CAD)	$167.9	$113.2

(a)	Capital Spending is net of sales and retirements and excludes strategic acquisitions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net income per Common Share
Basic EPS	$0.27	$0.48	$0.05	$3.16	$1.18

Diluted EPS	$0.26	$0.47	$0.04	$3.08	$1.16

Deferred taxes not required after REIT conversion
Basic EPS	—	—	—	(1.58)	—

Diluted EPS	—	—	—	(1.53)	—

Additional taxes for repatriation of foreign earnings
Basic EPS	—	—	—	0.57	—

Diluted EPS	—	—	—	0.55	—

Impact of December 19, 2003 15.1% special dividend
Basic EPS	—	—	(0.01)	—	(0.15)

Diluted EPS	—	—	—	—	(0.14)

Pro forma net income per Common Share
Adjusted basic EPS	$0.27	$0.48	$0.04	$2.15	$1.03

Adjusted diluted EPS	$0.26	$0.47	$0.04	$2.10	$1.02

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

DECEMBER 31, 2004 (unaudited)

(millions of dollars)

	Timber and Land	Performance Fibers	Wood Products	Other Operations	Corporate and other		Total
Adjusted EBITDA

Three Months Ended
December 31, 2004
Cash provided by operating activities	$29.2	$32.5	$6.8	$5.6	$(12.8)		$61.3
Income tax benefit	—	—	—	—	(1.2)		(1.2)
Interest expense	—	—	—	—	12.2		12.2
Working capital increases (decreases)	8.6	(9.0)	(1.5)	(4.1)	(2.4)		(8.4)
Other balance sheet changes	6.8	0.1	(0.1)	(0.1)	(7.0)		(0.3)

Adjusted EBITDA	$44.6	$23.6	$5.2	$1.4	$(11.2)		$63.6

September 30, 2004
Cash provided by operating activities	$26.9	$47.0	$9.1	$6.3	$(12.9)		$76.4
Income tax benefit	—	—	—	—	(3.8)		(3.8)
Interest expense	—	—	—	—	11.5		11.5
Working capital increases (decreases)	(0.1)	(9.5)	(0.7)	(5.2)	(6.3)		(21.8)
Other balance sheet changes	3.3	(0.3)	(0.1)	0.1	4.2		7.2

Adjusted EBITDA	$30.1	$37.2	$8.3	$1.2	$(7.3)		$69.5

December 31, 2003
Cash provided by operating activities	$37.2	$21.8	$9.8	$(5.7)	$(27.7)		$35.4
Income tax benefit	—	—	—	—	(6.5)		(6.5)
Interest expense	—	—	—	—	11.8		11.8
Working capital increases (decreases)	(4.5)	(7.4)	(3.2)	8.6	19.1		12.6
Other balance sheet changes	3.1	(0.1)	(0.1)	(1.8)	(8.3)		(7.2)

Adjusted EBITDA	$35.8	$14.3	$6.5	$1.1	$(11.6)		$46.1

Year Ended
December 31, 2004
Cash provided by operating activities	$210.1	$125.8	$25.3	$17.8	$(83.6)		$295.4
Income tax benefit	—	—	—	—	(33.5)		(33.5)
Interest expense	—	—	—	—	46.9		46.9
Working capital increases (decreases)	(2.9)	(2.6)	1.8	(9.8)	(21.8	)(a)	(35.3)
Other balance sheet changes	11.0	1.2	(0.3)	(0.7)	50.4	(b)	61.6

Adjusted EBITDA	$218.2	$124.4	$26.8	$7.3	$(41.6)		$335.1

December 31, 2003
Cash provided by operating activities	$230.7	$73.3	$11.1	$—	$(106.9)		$208.2
Income tax expense	—	—	—	—	5.8		5.8
Interest expense	—	—	—	—	48.7		48.7
Working capital increases (decreases)	(16.9)	3.4	0.2	1.9	29.3		17.9
Other balance sheet changes	(3.8)	(0.6)	(0.3)	(1.4)	(6.2)		(12.3)

Adjusted EBITDA	$210.0	$76.1	$11.0	$0.5	$(29.3)		$268.3

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(a)	Mainly higher taxes.
(b)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.

- H -

RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

DECEMBER 31, 2004 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Year Ended
	December 31, 2004		September 30, 2004		December 31, 2003		December 31, 2004		December 31, 2003
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(4.3)	(35.0)	$(7.1)	(35.0)	$1.6	35.0	$(43.2)	(35.0)	$(19.5)	(35.0)
REIT income not subject to federal tax	5.4	43.7	9.7	47.6	—	—	36.2	29.3	—	—
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(1.6)	(12.9)	(1.7)	(8.4)	—	—	(11.6)	(9.4)	—	—
State and local income taxes, foreign exchange rate changes and permanent differences	4.7	38.1	3.1	15.5	4.9	N/M	4.0	3.3	11.7	20.9

Income tax benefit (expense) before discrete items *	$4.2	33.9	$4.0	19.7	$6.5	N/M	$(14.6)	(11.8)	$(7.8)	(14.1)
Exchange rate changes on tax on undistributed foreign earnings	(3.0)	(24.3)	(1.6)	(7.9)	—	—	(3.0)	(2.4)	—	—
Return to accrual adjustment	—	—	1.4	6.8	—	—	1.4	1.2	(0.3)	(0.5)
Tax benefit from interim partial IRS audit settlement	—	—	—	—	—	—	—	—	2.3	4.2

Income tax benefit (expense) *	$1.2	9.6	$3.8	18.6	$6.5	N/M	$(16.2)	(13.0)	$(5.8)	(10.4)

*	Year ended December 31, 2004 excludes first quarter reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.

N/M = Not Meaningful

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